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J.P. Morgan Mutual Fund Investment Trust (the Trust)

On January 20, 2005, Special Meetings of the shareholders of JPMorgan Equity Growth Fund, JPMorgan Equity Income Fund, and JPMorgan Mid Cap Growth Fund (the Funds) all series of the Trust were held. At the February 3, 2005 adjournment of those meetings, shareholders of the Funds voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 11,248,428 affirmative votes and 1,372,878 negative votes. With respect to Roland E Eppley, Jr., there were 11,235,653 affirmative votes and 1,385,652 negative votes. With respect to John F. Finn, there were 11,255,712 affirmative votes and 1,365,593 negative votes. With respect to Dr. Matthew Goldstein, there were 11,245,604 affirmative votes and 1,375,701 negative votes. With respect to Robert J. Higgins, there were 11,248,938 affirmative votes and 1,372,367 negative votes. With respect to Peter C.
Marshall, there were 11,256,725 affirmative votes and 1,364,581 negative votes. With respect to Marilyn McCoy, there were 11,254,126 affirmative votes and 1,367,180 negative votes.
With respect to William G. Morton, Jr., there were 11,232,157 affirmative votes and 1,389,148 negative votes. With respect to Robert A. Oden, Jr., there were 11,259,077 affirmative votes and 1,362,229 negative votes. With respect to Fergus Reid, III, there were 11,246,607 affirmative votes and 1,374,698 negative votes.
With respect to Frederick W. Ruebeck, there were 11,247,097 affirmative votes and 1,374,209 negative votes. With respect to James J. Schonbachler, there were 11,252,232 affirmative votes and 1,369,074 negative votes. With respect to Leonard M. Spalding, Jr., there were 11,241,447 affirmative votes and 1,379,858 negative votes.

Also, at the February 3 meeting, shareholders of JPMorgan Equity
Growth Fund voted to merge into One Group Large Cap Growth Fund.
On February 19, 2005, the surviving funds name changed to JPMorgan Large Cap Growth Fund. With respect to this matter there were 998,125 affirmative votes and 20,420 negative votes. Shareholders of JPMorgan Equity Growth Fund voted also to approve the agreement and plan to reorganize into corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter there were 1,000,156 affirmative votes and 12,390 negative votes. In addition, shareholders of JPMorgan Equity Growth Fund voted to amend the fundamental investment restriction on borrowing. With respect to this matter there were 1,000,511 affirmative votes and 13,297 negative votes.

Shareholders of JPMorgan Equity Income Fund voted to merge into One Group Equity Income Fund. On February 19, 2005, the surviving funds name changed to JPMorgan Equity Income Fund. With respect to this matter there were 1,246,410 affirmative votes and 17,002 negative votes. Shareholders of JPMorgan Equity Income Fund voted also to approve the agreement and plan to reorganize into corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter there were 1,248,201 affirmative votes and 13,908 negative votes. In addition, shareholders of JPMorgan Equity Income Fund voted to amend the fundamental investment restriction on borrowing. With respect to this matter there were 1,228,725 affirmative votes and 30,546 negative votes.

Shareholders of JPMorgan Mid Cap Growth Fund did not approve the agreement and plan of reorganization to reorganize into corresponding series of J.P. Morgan Mutual Fund Series. With respect to this matter, there were 3,968,849 affirmative votes and 399,934 negative votes, with 376,711 abstentions and 5,117,927 broker non-votes. In addition, shareholders of JPMorgan Mid Cap Growth Fund did not approve the amended fundamental investment restriction on borrowing. With respect to this matter, there were 3,896,238 affirmative votes and 474,192 negative votes, with 375,604 abstentions and 5,117,927 broker non-votes.